As filed with the
                                        Securities and Exchange
                                        Commission on
                                        May 20, 1996
                                        Registration No. 2-
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                             FORM S-8

                   REGISTRATION STATEMENT UNDER
                    THE SECURITIES ACT OF 1933

                   RICHARDSON ELECTRONICS, LTD.
        (Exact name of issuer as specified in its charter)

Delaware                           36-2096643
(State of Incorporation)      (I.R.S. Employer Identification No.)
40W267 Keslinger Road, LaFox, Illinois       60147
(Address of Principal Executive Offices)     (Zip Code)

                   RICHARDSON ELECTRONICS, LTD.
           STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                     (Full title of the plan)

                        William G. Seils,
       Senior Vice President, Secretary and General Counsel
                   Richardson Electronics, Ltd.
                      40W267 Keslinger Road
                      LaFox, Illinois 60147
             (Name and address of agent for service)
                          (708) 208-2370
  (Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and under terms of options granted.

                 Calculation of Registration Fee
Title                         Proposed  Proposed
of                            Maximum   Maximum        Amount
Securities     Amount         Offering  Aggregated     of
Being          Being          Price Per Offering       Registration
Registered     Registered(1)  Share     Price          Fee

Common Stock    75,000        $12.875   $  965,625     $  332.97
$.05 Par Value  25,000        $ 7.25    $  181,250     $   62.50
                25,000        $ 5.25    $  131,250     $   45.26
               175,000        $ 9.75(2) $1,706,250     $  588.36
               Shares
                                             Total     $1,029.09

(1) The registration statement also includes an indeterminable number of additional shares of Common Stock that may become issuable as a result of terminated, expired or surrendered options for Common Stock, or pursuant to the antidilution adjustment provisions of the Plan.

(2) Estimated solely for purposes of calculating the registration fee under Rule 457(h), based upon the average of the high and low prices as reported by the NASDAQ National Market System as of May 16, 1996.

Exhibit Index on page 6

                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents By Reference

     Richardson Electronics, Ltd. (the "Company") hereby incorporates into this Registration Statement by reference the following documents filed with the Securities and Exchange
Commission (the "Commission"):

     (a) The Company's Annual Report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 as amended (the "Securities Exchange Act") for the fiscal year ended May 31,
1995;

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of the Company's fiscal year ended May 31, 1995; and

     (c)  The Company's Registration Statement on Form 8-A (File
No. 0-12906) as to the description of the Company's securities set forth in item 4 therein, including any amendment or reports filed for the purpose of updating such description.

     All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     William G. Seils, Senior Vice President, Secretary and General Counsel of the Company assisted in the preparation of this Prospectus and the Registration Statement, has given an opinion on the validity of the securities covered thereby and is eligible to receive grants under the Plan.

Item 6.   Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of Delaware authorizes indemnification of directors, officers and employees of Delaware corporations. Article VII of the Company's by-laws (i) grants indemnification of directors and officers (the "Indemnitees") under specified circumstances to the fullest extent authorized by the General Corporation Law of Delaware, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to the specified circumstances,
(iii) gives the Indemnitees the right to bring suit against the Company to enforce the foregoing rights to indemnification and advancement of expenses, and (iv) authorizes the Company to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The Company currently maintains policies of insurance under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers. Pursuant to the authority of Section 102(b)(7) of the General Corporation Law of Delaware the Company's certificate of incorporation contains a provision which eliminates the personal liability of a director of the Company for monetary damages for breach of fiduciary duty as a director, except to the extent limited by such statutory provision.
 .
Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

     The exhibits to the registration statement are listed in the
Exhibit Index elsewhere herein.

Item 9.   UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)       To include any prospectus required by
          Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling persons of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                          EXHIBIT INDEX

                                                  Filing Method

4.   Copy of the Richardson Electronics, Ltd.          E
     Stock Option Plan for Non-Employee Directors

5.   Opinion of William G. Seils                       E

21.  List of Subsidiaries                              E

23.  Consent of Ernst & Young LLP                      E
     Consent of William G. Seils
     (contained in Exhibit 5)

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of LaFox and the State of Illinois on the 16th day of May, 1996.

                              RICHARDSON ELECTRONICS, LTD.


                              By: /s/ Edward J. Richardson
                                   Edward J. Richardson
                                   Chairman of the Board,
                                   President and Chief Executive
                                   Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     By his signature, each of the following persons constitutes and appoints each of Edward J. Richardson and William G. Seils as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all documents which said attorney-in-fact and agent may deem necessary or advisable to enable Richardson Electronics, Ltd. to comply with the Securities Act of 1933, as amended, and the rules, regulations and requirements of the Securities Exchange Commission in connection with the registration under said Act of Shares of Common Stock, $.05 par value, to be offered or sold by said corporation pursuant to its Stock Option Plan for Non-Employee Directors, including but not limited to a Registration Statement and any and all amendments including post-effective amendments to such Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue thereof.


     Signature                Title                    Date

                         Chairman of the Board,
                         President, Chief
/s/ Edward J. Richardson Executive Officer and
Edward J. Richardson     Director (Principal
                         Executive Officer)       May 16, 1996

                         Vice President and
                         Chief Financial Officer
                         And Director
/s/ William J. Garry     (Principal Financial and
William J. Garry         Accounting Officer)      May 16, 1996


/s/ Dennis R. Gandy
Dennis R. Gandy          Director                 May 16, 1996


/s/ Joel Levine
Joel Levine              Director                 May 16, 1996


/s/ Arnold R. Allen
Arnold R. Allen          Director                 May 10, 1996


/s/ Scott Hodes
Scott Hodes              Director                 May 16, 1996


/s/ Samuel Rubinovitz
Samuel Rubinovitz        Director                 May 16, 1996


/s/ Kenneth J. Douglas
Kenneth J. Douglas       Director                 May 16, 1996


/s/ Jacques Bouyer
Jacques Bouyer           Director                 May 20, 1996


/s/ Harold L. Purkey
Harold L. Purkey         Director                 May 16, 1996


/s/ Ad Ketelaars
Ad Ketelaars             Director                 May 14, 1996